SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, DC 20549
                              ---------------
                                SCHEDULE 13D
                               (RULE 13d-101)

               INFORMATION TO BE INCLUDED IN STATEMENTS FILED
             PURSUANT TO RULES 13d-1(a) AND AMENDMENTS THERETO
                         FILED PURSUANT TO 13d-2(a)
                   (AMENDMENT NO. 3 AND AMENDMENT NO. 4)(1)


                          Westfield America, Inc.
------------------------------------------------------------------------------
                              (Name of Issuer)


                   Common Stock, par value $.01 per share
------------------------------------------------------------------------------
                       (Title of Class of Securities)


                                959910 10 0
------------------------------------------------------------------------------
                               (CUSIP Number)


                                 Irv Hepner
                      c/o Westfield Corporation, Inc.
                    11601 Wilshire Boulevard, 12th Floor
                           Los Angeles, CA 90025
                               (310) 445-2427
                              ----------------
               (Name, Address and Telephone Number of Person
             Authorized to Receive Notices and Communications)


                             February 15, 2001
             -------------------------------------------------
          (Date of Event which Requires Filing of This Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box: / /

                 Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.



--------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




CUSIP NO. 959910 10 0            SCHEDULE 13D          PAGE 1 OF 13 PAGES
------------------------------------------------------------------------------
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
       Cordera Holdings Pty. Limited ACN 000 699 249
------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)|X|
                                                                 (b)|_|
------------------------------------------------------------------------------
3      SEC USE ONLY
------------------------------------------------------------------------------
4      SOURCE OF FUNDS
       OO - See Item 3 of Statement
------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
       TO ITEMS 2(d) OR 2(e)                                        |_|
------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION
       Australia
------------------------------------------------------------------------------
     NUMBER OF          7       SOLE VOTING POWER
       SHARES                   600,000
    BENEFICIALLY        ------------------------------------------------------
      OWNED BY          8       SHARED VOTING POWER
        EACH                    81,233,648
     REPORTING          ------------------------------------------------------
       PERSON           9       SOLE DISPOSITIVE POWER
        WITH                    600,000
                        ------------------------------------------------------
                       10       SHARED DISPOSITIVE POWER
                                81,233,648
------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       81,833,648
------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES*                                                          |_|
------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       Approximately 83.8%
------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON*
       CO
------------------------------------------------------------------------------



CUSIP NO. 959910 10 0          SCHEDULE 13D           PAGE 2 OF 13 PAGES
------------------------------------------------------------------------------
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
       Frank P. Lowy
------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)|X|
                                                                (b)|_|
------------------------------------------------------------------------------
3      SEC USE ONLY
------------------------------------------------------------------------------
4      SOURCE OF FUNDS
       OO - See Item 3 of Statement
------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
       TO ITEMS 2(d) OR 2(e)                                          |_|
------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION
       Australia
------------------------------------------------------------------------------
     NUMBER OF          7       SOLE VOTING POWER
       SHARES                   -0-
    BENEFICIALLY        ------------------------------------------------------
      OWNED BY          8       SHARED VOTING POWER
        EACH                    81,833,648
     REPORTING          ------------------------------------------------------
       PERSON           9       SOLE DISPOSITIVE POWER
        WITH                    -0-
                        ------------------------------------------------------
                       10       SHARED DISPOSITIVE POWER
                                81,833,648
------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       81,833,648
------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES*                                                       |_|
------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       Approximately 83.8%
------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON*
       IN
------------------------------------------------------------------------------



CUSIP NO. 959910 10 0         SCHEDULE 13D           PAGE 3 OF 13 PAGES
------------------------------------------------------------------------------
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
       David H. Lowy
------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)|X|
                                                                   (b)|_|
------------------------------------------------------------------------------
3      SEC USE ONLY
------------------------------------------------------------------------------
4      SOURCE OF FUNDS
       OO - See Item 3 of Statement
------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
       TO ITEMS 2(d) OR 2(e)                                          |_|
------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION
       Australia
------------------------------------------------------------------------------
     NUMBER OF          7       SOLE VOTING POWER
       SHARES                   -0-
    BENEFICIALLY        ------------------------------------------------------
      OWNED BY          8       SHARED VOTING POWER
        EACH                    81,833,648
     REPORTING          ------------------------------------------------------
       PERSON           9       SOLE DISPOSITIVE POWER
        WITH                    -0-
                        ------------------------------------------------------
                       10       SHARED DISPOSITIVE POWER
                                81,833,648
------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       81,833,648
------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES*                                                     |_|
------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       Approximately 83.8%
------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON*
       IN
------------------------------------------------------------------------------



CUSIP NO. 959910 10 0           SCHEDULE 13D         PAGE 4 OF 13 PAGES
------------------------------------------------------------------------------
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
       Peter S. Lowy
------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)|X|
                                                                 (b)|_|
------------------------------------------------------------------------------
3      SEC USE ONLY
------------------------------------------------------------------------------
4      SOURCE OF FUNDS
       OO - See Item 3 of Statement
------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
       TO ITEMS 2(d) OR 2(e)                                          |_|
------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION
       Australia
------------------------------------------------------------------------------
     NUMBER OF           7       SOLE VOTING POWER
       SHARES                    -0-
    BENEFICIALLY         -----------------------------------------------------
      OWNED BY           8       SHARED VOTING POWER
        EACH                     81,833,648
     REPORTING           -----------------------------------------------------
       PERSON            9       SOLE DISPOSITIVE POWER
        WITH                     -0-
                         -----------------------------------------------------
                        10       SHARED DISPOSITIVE POWER
                                 81,833,648
------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       81,833,648
------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES*                                                     |_|
------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       Approximately 83.8%
------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON*
       IN
------------------------------------------------------------------------------



CUSIP NO. 959910 10 0           SCHEDULE 13D         PAGE 5 OF 13 PAGES
------------------------------------------------------------------------------
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
       Steven M. Lowy
------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)|X|
                                                                   (b)|_|
------------------------------------------------------------------------------
3      SEC USE ONLY
------------------------------------------------------------------------------
4      SOURCE OF FUNDS
       OO - See Item 3 of Statement
------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
       TO ITEMS 2(d) OR 2(e)                                          |_|
------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION
       Australia
------------------------------------------------------------------------------
     NUMBER OF          7       SOLE VOTING POWER
       SHARES                   -0-
    BENEFICIALLY        ------------------------------------------------------
      OWNED BY          8       SHARED VOTING POWER
        EACH                    81,833,648
     REPORTING          ------------------------------------------------------
       PERSON           9       SOLE DISPOSITIVE POWER
        WITH                    -0-
                        ------------------------------------------------------
                       10       SHARED DISPOSITIVE POWER
                                81,833,648
------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       81,833,648
------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES*                                                       |_|
------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       Approximately 83.8%
------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON*
       IN
------------------------------------------------------------------------------



CUSIP NO. 959910 10 0       SCHEDULE 13D              PAGE 6 OF 13 PAGES
------------------------------------------------------------------------------
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
       Westfield Holdings Limited ACN 001 671 496
------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)|X|
                                                                  (b)|_|
------------------------------------------------------------------------------
3      SEC USE ONLY
------------------------------------------------------------------------------
4      SOURCE OF FUNDS
       OO - See Item 3 of Statement
------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
       TO ITEMS 2(d) OR 2(e)                                          |_|
------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION
       Australia
------------------------------------------------------------------------------
     NUMBER OF           7       SOLE VOTING POWER
       SHARES                    -0-
    BENEFICIALLY        ------------------------------------------------------
      OWNED BY           8       SHARED VOTING POWER
        EACH                     81,833,648
     REPORTING          ------------------------------------------------------
       PERSON            9       SOLE DISPOSITIVE POWER
        WITH                     -0-
                        ------------------------------------------------------
                        10       SHARED DISPOSITIVE POWER
                                 81,833,648
------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       81,833,648
------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES*                                                  |_|
------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       Approximately 83.8%
------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON*
       CO
------------------------------------------------------------------------------



CUSIP NO. 959910 10 0           SCHEDULE 13D         PAGE 7 OF 13 PAGES
------------------------------------------------------------------------------
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
       Westfield Corporation, Inc.
------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)|X|
                                                                (b)|_|
------------------------------------------------------------------------------
3      SEC USE ONLY
------------------------------------------------------------------------------
4      SOURCE OF FUNDS
       OO - See Item 3 of Statement
------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
       TO ITEMS 2(d) OR 2(e)                                          |_|
------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware
------------------------------------------------------------------------------
     NUMBER OF          7       SOLE VOTING POWER
       SHARES                   2,264,210
    BENEFICIALLY        ------------------------------------------------------
      OWNED BY          8       SHARED VOTING POWER
        EACH                    79,569,438
     REPORTING          ------------------------------------------------------
       PERSON           9       SOLE DISPOSITIVE POWER
        WITH                    2,264,210
                        ------------------------------------------------------
                       10       SHARED DISPOSITIVE POWER
                                79,569,438
------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       81,833,648
------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES*                                                   |_|
------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       Approximately 83.8%
------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON*
       CO
------------------------------------------------------------------------------



CUSIP NO. 959910 10 0          SCHEDULE 13D        PAGE 8 OF 13 PAGES
------------------------------------------------------------------------------
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
       Westfield American Investments Pty. Limited ACN 003 161 475
------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)|X|
                                                                (b)|_|
------------------------------------------------------------------------------
3      SEC USE ONLY
------------------------------------------------------------------------------
4      SOURCE OF FUNDS
       OO - See Item 3 of Statement
------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
       TO ITEMS 2(d) OR 2(e)                                          |_|
------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION
       Australia
------------------------------------------------------------------------------
     NUMBER OF          7       SOLE VOTING POWER
       SHARES                   14,583,642
    BENEFICIALLY        ------------------------------------------------------
      OWNED BY          8       SHARED VOTING POWER
        EACH                    67,250,006
     REPORTING          ------------------------------------------------------
       PERSON           9       SOLE DISPOSITIVE POWER
        WITH                    14,583,642
                        ------------------------------------------------------
                       10       SHARED DISPOSITIVE POWER
                                67,250,006
------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       81,833,648
------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES*                                                  |_|
------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       Approximately 83.8%
------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON*
       CO
------------------------------------------------------------------------------



CUSIP NO. 959910 10 0          SCHEDULE 13D          PAGE 9 OF 13 PAGES
------------------------------------------------------------------------------
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
       Westfield America Management Limited ACN 072 780 619, in its
       capacity as responsible entity and trustee of Westfield
       America Trust ARSN 092 058 449
------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)|X|
                                                                   (b)|_|
------------------------------------------------------------------------------
3      SEC USE ONLY

------------------------------------------------------------------------------
4      SOURCE OF FUNDS
       OO - See Item 3 of Statement
------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
       TO ITEMS 2(d) OR 2(e)                                          |_|
------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION
       Australia
------------------------------------------------------------------------------
     NUMBER OF          7       SOLE VOTING POWER
       SHARES                   64,310,996
    BENEFICIALLY        ------------------------------------------------------
      OWNED BY          8       SHARED VOTING POWER
        EACH                    17,522,652
     REPORTING          ------------------------------------------------------
       PERSON           9       SOLE DISPOSITIVE POWER
        WITH                    64,310,996
                        ------------------------------------------------------
                       10       SHARED DISPOSITIVE POWER
                                17,522,652
------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       81,833,648
------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES*                                                     |_|
------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       Approximately 83.8%
------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON*
       CO
------------------------------------------------------------------------------



                            AMENDMENT NO. 3 AND
                             AMENDMENT NO. 4 TO
                         STATEMENT ON SCHEDULE 13D

               This Amendment No. 3 (the "Amendment No. 3") amends the Statement on Schedule 13D, filed with the Securities and Exchange Commission on May 30, 1997 (the "Cordera/Lowys Schedule 13D"), as amended, relating to shares of the common stock, $.01 par value per share (the "Common Shares"), of Westfield America, Inc., a Missouri corporation (the "Company"). This Amendment No. 4 (the "Amendment No. 4") amends the Statement on Schedule 13D, filed with the Securities and Exchange Commission on May 30, 1997 (the "WHL Schedule 13D" and together with the Cordera/Lowys 13D, the "13Ds"), as amended, relating to the Common Shares of the Company. Pursuant to Rule 13d-2 of Regulation 13D-G promulgated under the Securities Exchange Act of 1934, as amended, this Amendment No. 3 is being filed on behalf of Cordera Holdings Pty. Limited ("Cordera"), Frank P. Lowy, David H. Lowy, Peter S. Lowy and Steven M. Lowy, and this Amendment No. 4 is being filed on behalf of Westfield Holdings Limited ("WHL"), Westfield Corporation, Inc ("WCI"), Westfield American Investments Pty. Limited ("WAI") and Westfield America Management Limited, in its capacity as responsible entity and trustee of Westfield America Trust ("WAM," and together with Cordera, each of the Messrs. Lowys, WHL, WCI and WAI, the "Reporting Persons").

ITEM 4.        PURPOSE OF TRANSACTION.

               Item 4 of the Schedule 13Ds are hereby amended as follows:

               On February 15, 2001 and February 16, 2001, two complaints were filed in the United States District Court for the Western District of Missouri, naming the Company, its directors and Westfield America Trust, as defendants. The complaints are brought on behalf of a purported class of public shareholders of the Company and allege, among other things, that the consideration being offered to the public shareholders of the Company in connection with the proposed acquisition by Westfield America Trust of the shares of common stock of the Company not held by Westfield America Trust and certain of its affiliates is unfair and inadequate and that the directors of the Company are engaging in self-dealing, are not acting in good faith and have breached their fiduciary duties to the public shareholders of the Company. As relief, the complaints seek, among other things, an injunction against completion of the proposed transaction, and damages in an unspecified amount. The cases are titled David Rosenberg v. Westfield America, Inc. et. al., Civil Action No. 01-0165-CV-W-3 (W.D. Mo.) and David Osher v. Westfield America, Inc. et. al., Civil Action No. 01-0168-CV-W-4 (W.D. Mo.). Copies of the complaints are filed as Exhibits C and D hereto and are incorporated herein by reference in their entirety.

ITEM 7.        MATERIALS TO BE FILED AS EXHIBITS.

               Exhibit A      Power of Attorney(1)
               Exhibit B      Agreement of Joint Filing(2)
               Exhibit C      Copy of complaint titled David Rosenberg v.
                              Westfield America, Inc., Westfield America
                              Trust, Steven M. Lowy, Richard E. Green,
                              Bernard Marcus, Francis T. Vincent, Jr.,
                              Larry A. Silverstein, Roy L. Furman, Frank P.
                              Lowy, Peter S. Lowy and Herman Huizinga filed
                              on February 15, 2001 in the United States
                              District Court for the Western District of
                              Missouri, Western Division
               Exhibit D      Copy of complaint titled David Osher v.
                              Westfield America, Inc., Westfield America
                              Trust, Steven M. Lowy, Richard E. Green,
                              Bernard Marcus, Francis T. Vincent, Jr.,
                              Larry A. Silverstein, Roy L. Furman, Frank P.
                              Lowy, Peter S. Lowy and Herman Huizinga filed on February 16, 2001 in the United States
                              District Court for the Western District of
                              Missouri, Western Division


------------

1 Incorporated by reference to Statement on Schedule 13D filed May 30, 1997, on behalf of Cordera Holdings Pty. Limited, Frank P. Lowy, David
     H. Lowy, Peter S. Lowy and Steven M. Lowy.

2 Incorporated by reference to Exhibit F to Amendment No. 2 and Amendment No. 3 to Schedule 13D filed February 21, 2001.



                                 SIGNATURE

               After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


Dated:  February 23, 2001

                                       CORDERA HOLDINGS PTY. LIMITED


                                       By: /s/ Peter S. Lowy
                                          -----------------------------------
                                           Peter S. Lowy
                                           Director


                                                      *
                                       --------------------------------------
                                                Frank P. Lowy


                                                       *
                                       --------------------------------------
                                                David H. Lowy

                                          /s/ Peter S. Lowy
                                       --------------------------------------
                                                Peter S. Lowy


                                                       *
                                       --------------------------------------
                                               Steven M. Lowy


                                       *By: /s/ Peter S. Lowy
                                            ---------------------------------
                                            Peter S. Lowy
                                            Attorney-in-fact


                                       WESTFIELD HOLDINGS LIMITED


                                       By:/s/ Peter S. Lowy
                                          -----------------------------------
                                          Peter S. Lowy
                                          Managing Director


                                       WESTFIELD CORPORATION, INC.


                                       By:/s/ Peter S. Lowy
                                          -----------------------------------
                                          Peter S. Lowy
                                          Vice President


                                       WESTFIELD AMERICAN INVESTMENTS
                                       PTY. LIMITED


                                       By:/s/ Peter S. Lowy
                                          -----------------------------------
                                          Peter S. Lowy
                                          Managing Director


                                       WESTFIELD AMERICA MANAGEMENT
                                       LIMITED in its capacity as responsible
                                       entity and trustee of Westfield America
                                       Trust


                                       By:/s/ Peter S. Lowy
                                          -----------------------------------
                                          Peter S. Lowy
                                          Managing Director